Exhibit 10.2

WAIVER AGREEMENT

This Waiver Agreement (this “Waiver”) is entered into as of August 14, 2026 (the “Waiver Date”) by and between Streeterville Capital, LLC, a Utah limited liability company (“Investor”), and Arrive AI Inc., a Delaware corporation (“Company”). Capitalized terms used in this Waiver without definition shall have the meanings given to them in the Standstill Agreement (defined below) or the Transaction Documents.

RECITALS

A. Company and Investor are parties to that certain Standstill Agreement, dated May 14, 2026 (the “Standstill Agreement”), pursuant to which Investor agreed to refrain and forbear from delivering Purchase Notices to Company under any outstanding Pre-Paid Purchases during the Standstill Period, subject to certain exceptions set forth therein.

B. The Pre-Paid Purchases were issued pursuant to that certain Securities Purchase Agreement, dated March 21, 2025, by and between Company and Investor (the “Purchase Agreement” and, together with all other documents entered into in connection therewith, the “Transaction Documents”).

C. Company has issued to Investor Pre-Paid Purchase #5, dated August 14, 2026, in the original principal amount of $108,000.00 (the “Fifth Pre-Paid Purchase”), pursuant to the Purchase Agreement.

D. Section 2 of the Standstill Agreement provides that Investor may submit Purchase Notices during the Standstill Period only on any given Trading Day the Common Shares trade at a price that is at least fifteen percent (15%) greater than the Nasdaq Minimum Price for such Trading Day (the “Price Condition”).

E. As of the Waiver Date, the Price Condition is not satisfied with respect to the Common Shares.

F. Company has requested, and Investor has agreed, to waive the Price Condition solely with respect to the Fifth Pre-Paid Purchase, on the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Recitals and Definitions. Each of the parties hereto acknowledges and agrees that the recitals set forth above in this Waiver are true and accurate, are contractual in nature, and are hereby incorporated into and made a part of this Waiver.

2. Waiver of Price Condition for the Fifth Pre-Paid Purchase. Notwithstanding Section 2 of the Standstill Agreement or any other provision of the Standstill Agreement to the contrary, Investor may submit one or more Purchase Notices to Company under the Fifth Pre-Paid Purchase during the Standstill Period without regard to whether the Price Condition set forth in Section 2 of the Standstill Agreement is satisfied on the applicable Trading Day. This waiver applies solely to Purchase Notices submitted under the Fifth Pre-Paid Purchase and shall not be construed to permit the submission of Purchase Notices under any other outstanding Pre-Paid Purchase except in compliance with Section 2 of the Standstill Agreement.

3. Limited Waiver; Standstill Remains in Full Force and Effect. Except as expressly waived in Section 2 of this Waiver, the Standstill Agreement shall remain in full force and effect in accordance with its terms and is hereby ratified and confirmed in all respects. This Waiver shall not be construed as a waiver of any other right, power or remedy of either party under the Standstill Agreement, the Transaction Documents or applicable law, and no forbearance or waiver other than as expressly set forth herein may be implied by this Waiver.

4. Ratification of Transaction Documents. Except as expressly modified by this Waiver, each Pre-Paid Purchase (including the Fifth Pre-Paid Purchase) and each Transaction Document shall remain in full force and effect. For the avoidance of doubt, this Waiver modifies only the application of the Price Condition to the Fifth Pre-Paid Purchase during the Standstill Period.

5. Governing Law; Venue. This Waiver shall be governed by and interpreted in accordance with the laws of the State of Utah, without regard to conflicts of laws principles. Each party agrees that venue for any dispute arising out of or relating to this Waiver shall be determined in accordance with the Transaction Documents. COMPANY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE ARISING UNDER THIS WAIVER.

6. Arbitration. Each party agrees that any dispute arising out of or relating to this Waiver shall be subject to the Arbitration Provisions contained in the Purchase Agreement.

7. Counterparts. This Waiver may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Electronic signatures shall be deemed originals for all purposes.

8. Entire Agreement. This Waiver, together with the Standstill Agreement and the Transaction Documents, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior oral or written understandings relating to the waiver of the Price Condition for the Fifth Pre-Paid Purchase.

9. Amendments. This Waiver may be amended or modified only by a written instrument executed by both parties. No waiver of any provision hereof shall be effective unless in writing and signed by the party against whom enforcement is sought.

10. Conflict Between Documents. In the event of any conflict between this Waiver and the Standstill Agreement with respect to the subject matter hereof, this Waiver shall control. In the event of any conflict between the Standstill Agreement and the Transaction Documents, the Standstill Agreement shall continue to control in accordance with Section 17 thereof.

11. Notices. All notices required or permitted under this Waiver shall be delivered in accordance with the notice provisions contained in the Purchase Agreement.

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IN WITNESS WHEREOF, the parties have executed this Waiver as of the Waiver Date.

COMPANY:

ARRIVE AI INC.

By:	/s/ Dan O’Toole
Dan O’Toole, Chief Executive Officer

INVESTOR:

STREETERVILLE CAPITAL, LLC

By:	/s/ John M. Fife
John M. Fife, President

[Signature Page to Waiver Agreement]